Exhibit 3.241
ASSIGNMENT OF
LIMITED LIABILITY COMPANY INTERESTS
     This Assignment of Limited Liability Company Interests (this “Assignment”) is executed as of April 5, 2011, effective immediately following the closing of the Offering (as defined below), by Aviv Financing I, L.L.C., a Delaware limited liability company (“Assignor”), and Aviv Financing II, L.L.C., a Delaware limited liability company (“Assignee”).
RECITALS
     WHEREAS, Assignor owns all of the issued and outstanding limited liability company membership interests (collectively, the “Interests”) in each of the limited liability companies set forth on Schedule I attached hereto (each a “Subsidiary” and, collectively, the “Subsidiaries”);
     WHEREAS, the parties hereto believe that it is in their collective best interest and the best interest of Aviv Healthcare Properties Limited Partnership (the “Partnership”) and the direct and indirect subsidiaries of the Partnership, including Aviv Healthcare Capital Corporation (together with the Partnership, the “Issuers”), to enter into this Assignment, to be effective immediately following the closing of the offering (the “Offering”) of $100 million of the Issuers’ 7 3/4% Senior Notes due 2019.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
AGREEMENT
     1. Assignor hereby conveys, assigns and delivers unto Assignee, its successors and assigns, as of the date hereof, all right, title and interest in, to and with respect to the Interests.
     2. Assignee hereby accepts, as of the date hereof, the assignment of the Interests and agrees to be bound by the terms of the Limited Liability Company Agreement of each Subsidiary as the sole member of each Subsidiary.
     3. Assignor covenants and agrees to do, execute, acknowledge and deliver to, or cause to be done, executed, acknowledged and delivered to, Assignee, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances and assurances that may be reasonably requested by Assignee for the better assigning, transferring, conveying, delivering, assuring and confirming to Assignee, its successors or assigns, any or all of the Interests.
     4. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.
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     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first above written.

AVIV FINANCING I, L.L.C., a Delaware limited liability company,

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.
Its:	Sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP
	Its:	General partner

		By:	AVIV REIT, INC., a Maryland corporation,
		Its:	General partner

		By:	/s/ Craig M. Bernfield

		Name:	Craig M. Bernfield
		Its:	President and CEO

AVIV FINANCING II, L.L.C., a Delaware limited liability company,

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.
Its:	Sole member

	By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP
	Its:	General partner

		By:	AVIV REIT, INC., a Maryland corporation,
		Its:	General partner

		By:	/s/ Craig M. Bernfield

		Name:	Craig M. Bernfield
		Its:	President and CEO

Schedule I

Name of Subsidiary	Jurisdiction of Formation
BHG Aviv, L.L.C.	Delaware
Bonham Texas, L.L.C.	Delaware
Karan Associates, L.L.C.	Delaware

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